   Exhibit 99.1

Tier Technologies, Inc. 10780 Parkridge Blvd. Suite 400 Reston, VA 20191 CONTACT: Matt Brusch, Director of Communications (571) 382-1048

   Tier Announces Strategic Investment in CPAS Systems Inc.

RESTON, Va., October 4, 2004 – Tier Technologies, Inc. (Nasdaq: TIER), a leading provider of transaction processing and packaged software and systems integration solutions for public sector clients, today announced a strategic investment in CPAS Systems Inc., a global supplier of pension administration software systems.

Tier will acquire 45% of the common stock of privately held CPAS, and will assume two CPAS board of directors seats in exchange for a cash investment of $3.5 million. Additional terms of the investment were not disclosed.

This expanded relationship with CPAS is consistent with Tier’s strategy of owning or influencing the intellectual property within its Package Software and Systems Integration business unit. This business unit consists of public sector information technology service practices such as Public Pension Administration Systems, Financial Management Systems, Unemployment Insurance Systems, State Systems Integration, E-Government Solutions and IVR Solutions.

CPAS provides pension administration software solutions for plan sponsors, third party administrators and financial institutions. Designed for the Internet and for member self-service, CPAS software is multi-language, and multi-jurisdictional in its design, offering a complete solution for the administration of all forms of defined benefit and defined contribution pension and savings plans.

Toronto, Canada based CPAS has worked with some of the most recognized commercial and public sector organizations in Canada and the U.S. including CIBC, Fidelity Investments Canada, HSBC Bank Canada, General Electric Canada Inc., Goodyear Canada, Sears Canada Inc., the City of Dallas, the City of Saskatoon, and the Pennsylvania Municipal Retirement System.

“We have maintained a working relationship with CPAS for several years, and we are very impressed with the high caliber CPAS team and product,” said James R. Weaver, Tier’s Chairman and Chief Executive Officer. “During this time, we have worked collaboratively with CPAS in tailoring their product for the public sector marketplace. As a result of this joint development effort, we now believe we offer the highest quality, most functionally rich pension administration software application, uniquely suited to the needs of the public sector market. We’re excited about taking this significant ownership stake, and the resulting opportunity to deliver enhanced value to our customers by offering a robust Tier-branded, leading edge, cost effective pension administration solution.”

About Tier

Tier is a leading provider of transaction processing and packaged software and systems integration services for public sector clients. We combine our understanding of enterprise-wide systems with domain knowledge enabling our clients to rapidly channel emerging technologies into their operations. We focus on sectors that we believe are driven by forces that make demand for our services less discretionary and are likely to provide us with recurring long-term revenue streams. Tier is included in the Russell 3000® Index. More information about the Company is available at www.Tier.com.

Statements made in this press release that are not historical facts, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; failure to achieve anticipated gross margin levels with respect to individual projects, including due to unanticipated costs incurred in fixed-price or transaction-based projects; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities and achieve cost savings from its restructuring activities; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended Sept. 30, 2003, our most recent Form 10-Q, as well as other filings with the SEC.

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